UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2005

SunGard Data Systems Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-12989	51-0267091
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

680 East Swedesford Road, Wayne, Pennsylvania	19087
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (484) 582-2000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note

On August 11, 2005, SunGard Data Systems Inc. (the “Company”) completed its merger (the “Merger”) with Solar Capital Corp. (“Solar Capital”) pursuant to the Agreement and Plan of Merger, dated as of March 27, 2005, between Solar Capital and the Company (the “Merger Agreement”). Solar Capital was formed by private equity funds associated with Bain Capital Partners, The Blackstone Group, Goldman Sachs Capital Partners, Kohlberg Kravis Roberts & Co., Providence Equity Partners, Silver Lake Partners and Texas Pacific Group (the “Sponsors”).

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

1. Senior Secured Credit Facilities

Overview

On August 11, 2005, in connection with the Merger and related transactions (collectively, the “Transactions”), the Company entered into a senior secured credit agreement with J.P. Morgan Securities Inc., as joint lead arranger and joint bookrunner, Citigroup Global Markets Inc., as joint lead arranger, joint bookrunner and co-syndication agent, Deutsche Bank Securities Inc., as joint bookrunner and co-syndication agent, and JPMorgan Chase Bank, N.A. as administrative agent and collateral agent.

The senior secured credit facilities provide senior secured financing of $5,000.0 million, consisting of:

•	$4,000.0 million-equivalent in term loan facilities, comprised of a $3,685.0 million facility and $315.0 million-equivalent facilities, $165.0 million of which is denominated in euros and $150.0 million of which is denominated in pounds sterling; and

•	a $1,000.0 million revolving credit facility.

The full amount of the senior secured credit facilities was available at closing, a portion of which was used to finance the Merger.

The Company is the primary borrower under the senior secured credit facilities, except that a newly formed U.K. subsidiary, organized under the laws of the United Kingdom, is the borrower under the sterling and euro term loan facilities. The Company also has the ability to designate one or more of its other U.K. subsidiaries as borrowers under the revolving credit facility. The revolving credit facility includes borrowing capacity available for letters of credit and for borrowings on same-day notice referred to as the swingline loans and is available in U.S. dollars, euros and pound sterling.

Interest Rate and Fees

Borrowings under the senior secured credit facilities bear interest at a rate equal to an applicable margin plus, at the Company’s option, either (a) a base rate determined by reference to the higher of (1) the prime rate of JPMorgan Chase Bank, N.A. and (2) the federal funds rate plus  1/2 of 1%

or (b) a LIBOR rate determined by reference to the costs of funds for deposits in the currency of such borrowing for the interest period relevant to such borrowing adjusted for certain additional costs. The initial applicable margin for borrowings is, under the revolving credit facility, 1.50% with respect to base rate borrowings and 2.50% with respect to LIBOR borrowings and, under the term loan facilities, 1.50% with respect to base rate borrowings and 2.50% with respect to LIBOR borrowings. The applicable margin for borrowings under the revolving credit facility may be reduced subject to the Company’s attaining certain leverage ratios.

In addition to paying interest on outstanding principal under the senior secured credit facilities, the Company is required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder. The initial commitment fee rate is 0.50% per annum. The commitment fee rate may be reduced subject to the Company’s attaining certain leverage ratios. The Company must also pay customary letter of credit fees.

Prepayments

The senior secured credit agreement requires the Company to prepay outstanding term loans, subject to certain exceptions, with:

•	50% (which percentage will be reduced to 0% if the Company’s total leverage ratio is less than 5.00 to 1.00) of its annual excess cash flow;

•	100% of the net cash proceeds of all nonordinary course asset sales or other dispositions of property by SunGard Holdco LLC and its subsidiaries (including insurance and condemnation proceeds), other than the sale of receivables in connection with the receivables facilities, if the Company does not commit to reinvest those proceeds in assets to be used in its business or to make certain other permitted investments within 15 months as long as such reinvestment is completed within 180 days;

•	100% of the net cash proceeds of any incurrence of debt, other than proceeds from the receivables facilities and other debt permitted under the senior secured credit agreement; and

•	100% of the net cash proceeds of financings under receivables facilities in excess of $500 million, including increases in the amount of the receivables facilities.

The foregoing mandatory prepayments are applied pro rata to the term loan facilities and to installments of the term loan facilities in direct order of maturity.

The Company may voluntarily repay outstanding loans under the senior secured credit facilities at any time without premium or penalty, other than customary “breakage” costs with respect to LIBOR loans.

Amortization

The Company is required to repay installments on the loans under the term loan facilities in quarterly principal amounts of 0.25% of their funded total principal amount for the first seven years and three months, with the remaining amount payable on the date that is seven years and six months from the date of the closing of the senior secured credit facilities.

Principal amounts outstanding under the revolving credit facility are due and payable in full at maturity, six years from the date of the closing of the senior secured credit facilities.

Guarantee and Security

All obligations under the senior secured credit agreement are unconditionally guaranteed by SunGard Holdco LLC and, subject to certain exceptions, each of the Company’s existing and future domestic wholly-owned subsidiaries (collectively, the “U.S. Guarantors”). In addition, the borrowings of the Company’s U.K. subsidiary borrowers under the revolving credit facility are unconditionally guaranteed by certain of the Company’s wholly-owned U.K. subsidiaries.

All obligations under the senior secured credit facilities, and the guarantees of those obligations, are secured by substantially all the following assets of SunGard Holdco LLC, the Company and each U.S. Guarantor, subject to certain exceptions:

•	a pledge of 100% of the capital stock of the Company, 100% of the capital stock of each U.S. Guarantor and 65% of the capital stock of each of the Company’s wholly-owned foreign subsidiaries that are directly owned by the Company or one of the U.S. Guarantors; and

•	a security interest in, and mortgages on, substantially all tangible and intangible assets of SunGard Holdco LLC, the Company and each U.S. Guarantor.

In addition, the obligations of U.K. borrowers under the revolving credit facility, and the U.K. guarantees of such obligations, are secured by the following (subject to certain exceptions and only to the extent that the granting of such security interests will not give rise to the requirement that certain of the Company’s existing senior notes be equally and ratably secured by such assets):

•	a pledge of the capital stock of each U.K. borrower and each U.K. guarantor; and

•	a lien on substantially all tangible and intangible assets of each U.K. borrower and each U.K. guarantor.

Certain Covenants and Events of Default

The senior secured credit agreement contains a number of covenants that, among other things, restrict, subject to certain exceptions, the Company’s ability to:

•	incur additional indebtedness or issue preferred stock;

•	create liens on assets;

•	enter into sale and leaseback transactions;

•	engage in mergers or consolidations;

•	sell assets;

•	pay dividends and distributions or repurchase its capital stock;

•	make investments, loans or advances;

•	make capital expenditures;

•	repay subordinated indebtedness;

•	make certain acquisitions;

•	engage in certain transactions with affiliates;

•	amend material agreements governing its subordinated indebtedness;

•	change its lines of business; and

•	change the status of SunGard Holdco LLC as a passive holding company.

In addition, the senior secured credit agreement requires the Company to maintain the following financial covenants:

•	a maximum total leverage ratio; and

•	a minimum interest coverage ratio.

The senior secured credit agreement also contains certain customary affirmative covenants and events of default.

2. Receivables Facilities

Overview

On August 11, 2005, in connection with the Merger, certain of the Company’s domestic subsidiaries entered into two separate receivables facilities that provide, in the aggregate, up to $375.0 million in funding, based on the amount of eligible receivables and satisfaction of other customary conditions. The full amount of the receivables facilities was available at closing and was used to finance the Merger. In addition, the Company has the option to increase the aggregate availability under the receivables facilities up to a maximum amount of $500.0 million following the closing based upon the amount of eligible receivables, satisfaction of other customary conditions and the payment of certain fees to be agreed upon. Any increase in available funding under the receivables facilities after the closing will be used for general corporate purposes.

Long-Term Receivables Facility

The Company’s principal receivables facility (the “long-term receivables facility”) provides an amount of funding up to a maximum of $375.0 million less the amount of funding under the transitional receivables facility for a period of six years following the closing (subject to any increase following the closing as described above). Subsidiaries participating in the long-term receivables facility transferred their receivables to a newly formed bankruptcy remote finance subsidiary of the Company. The funding under the long-term receivables facility is being provided by one or more commercial paper conduits sponsored by lenders under the Company’s senior secured credit facilities. The investment of the commercial paper conduits in the long-term receivables facility is guaranteed by Financial Guaranty Insurance Company (the “insurer”). The availability of funding under the facility depends on the amount of receivables eligible under the long-term receivables facility and satisfaction of other customary conditions.

Availability of funding under the long-term receivables facility depends primarily upon the outstanding trade accounts receivable balance of the Company’s subsidiaries that participate, or become eligible to participate, in the facility. Aggregate availability is determined by using a formula that reduces the gross receivables balance by factors that take into account historical default and dilution rates, excessive concentrations and average days outstanding and the costs of the facility. Based on the terms of this facility and on the criteria described above, as of March 31, 2005, approximately $342.0 million of eligible receivables would have been transferred under the long-term receivables facility, which would have resulted in approximately $200.0 million of available funding. As of the closing of the Transactions, the Company had $191.0 million of available funding under this facility and all of the funding was used to finance the Merger.

The commercial paper conduits may discontinue funding the receivables facility at any time for any reason. If they do, the bank sponsor of the applicable commercial paper conduit is obligated to fund the receivables facility.

It is anticipated that, following the closing of the Transactions, additional subsidiaries of the Company (including the subsidiaries party to the transitional receivables facility) will become parties to the long-term receivables facility, subject to the satisfaction of specified conditions, including the completion of satisfactory due diligence with respect to the receivables of such subsidiaries by the insurer and the bank sponsors. Upon becoming parties, receivables originated by these subsidiaries will be included in the receivables balance eligible for funding under the long-term receivables facility and will increase available funding thereunder.

Transitional Receivables Facility

Domestic subsidiaries that are not yet eligible to participate in the long-term receivables facility are participating in a bridge receivables facility (the “transitional receivables facility”), which provides an amount of funding up to a maximum of $375.0 million, less the amount of funding under the long-term receivables facility, for a period of up to six years following the closing (subject to any increase following the closing as described above). Subsidiaries participating in the transitional receivables facility transferred their receivables to a newly formed bankruptcy remote finance subsidiary of the Company. The funding under the transitional receivables facility is being provided by one or more of the lenders under the Company’s senior secured credit facilities. The availability of funding under the facility depends on the amount of receivables eligible under the transitional receivables facility and satisfaction of other customary conditions. Any increase in available funding under the transitional receivables facility after the closing will be used for general corporate purposes.

Availability of funding under the transitional receivables facility depends primarily upon the outstanding trade accounts receivable balance of the Company’s subsidiaries that are, or become, eligible to participate in the facility. Aggregate availability is determined by using a formula that reduces the gross receivables balance by factors that take into account historical default and dilution rates, excessive concentrations and average days outstanding and the costs of the facility. Based on the terms of this facility and on the criteria described above, as of March 31, 2005, approximately $297.0 million of eligible receivables would have been transferred under the transitional receivables facility, which would have resulted in approximately $175.0 million of available funding. As of the closing of the Transactions, the Company had approximately $184.0 million of available funding under this facility and all of the funding was used to finance the Merger.

Following the closing of the Transactions, the Company intends to cause subsidiaries that participate in the transitional receivables facility to join the long-term receivables facility. The

Company has agreed with the providers of the funding under the transitional receivables facility to use reasonable commercial efforts to shift all such participating subsidiaries to the long-term receivables facility within 150 days of the closing of the Transactions. If the Company has not reduced the availability under the transitional receivables facility to zero within that time, the Company has agreed with such providers that they will have the right to arrange a refinancing of the transitional receivables facility, which may or may not qualify for off-balance sheet accounting treatment, but may not be on terms less favorable to the Company than the terms of the term loan facilities under the Company’s senior secured credit facilities and will otherwise contain terms mutually acceptable to the parties.

Interest Rates and Fees

Under the long-term receivables facility, the finance subsidiary is required to pay interest on the amount of each advance at the quoted cost of funds for each commercial paper conduit’s issuance of commercial paper plus, fees payable to the bank sponsors and the insurer equal to 1.80% of the outstanding amount of the aggregate advances per annum. When not funded by the commercial paper conduits (but directly through the conduit sponsors), the long-term receivables facility provides funding at the 30-day LIBOR rate, adjusted for statutory reserves, or, if the LIBOR rate is unavailable, the higher of (x) the applicable principal lender’s prime rate and (y) the federal funds effective rate plus 0.50% plus, in each case, fees payable to the lenders and the insurer thereunder equal to 1.80% of the outstanding amount of the aggregate advances per annum.

Interest under the transitional receivables facility accrues at a rate equal to either (1) the cost of funds for each commercial paper conduit’s issuance of commercial paper, (2) the LIBOR rate, adjusted for statutory reserves, or (3) the higher of (x) the applicable principal lender’s prime rate and (y) the federal funds effective rate plus 0.50%, plus, in each case, an applicable margin equal to 1.80%, on the closing date of the Transactions, rising to 2.75% on the 151st day following closing.

In addition, the finance subsidiaries are required to pay a fee on the unused portion of the receivables facilities of 0.50% per annum on the unused portion of the commitments under the receivables facilities, payable monthly in arrears.

In addition, the Company, acting as receivables collection agent, will service, administer and collect receivables transferred pursuant to the receivables facilities. Under each receivables facility, the Company will receive an estimated monthly servicing fee of approximately 0.50% of the daily average outstanding balance of the receivables under such facility, payable monthly in arrears by each of the Company’s newly formed finance subsidiaries.

Termination Events

The receivables facilities may be terminated for material breaches of representations and warranties, bankruptcies of any seller, the collection agent or the transferor, a default by any seller or the transferor in the performance of any payment required to be made under the transaction documents, a merger or similar transaction involving the transferor, a merger or transaction involving any seller whereby the seller is not the surviving entity or cross acceleration under the Company’s other facilities, among other reasons.

Accounting Matters

The long-term receivables facility has been structured in a manner that will qualify it for off-balance sheet treatment.

3. Senior Indenture and Senior Notes due 2013

General

On August 11, 2005, the Company issued $1,600.0 million aggregate principal amount of 9 1/8% senior notes (the “fixed rate notes”) that mature on August 15, 2013 and $400.0 million aggregate principal amount of senior floating rate notes (the “floating rate notes”) that mature on August 15, 2013 pursuant to an indenture, dated as of August 11, 2005 (the “Senior Indenture”), among Solar Capital, the Company, the guarantors party thereto and The Bank of New York, as trustee. The fixed rate notes and the floating rate notes are collectively referred to herein as the “senior notes.” The following is a brief description of the terms of the senior notes and the Senior Indenture.

Ranking

The senior notes are the Company’s senior unsecured obligations and rank equally in right of payment to all of the Company’s existing and future senior indebtedness; rank senior in right of payment to all of the Company’s existing and future senior subordinated indebtedness and subordinated indebtedness; and are effectively subordinated in right of payment to the Company’s secured indebtedness (including obligations under the senior secured credit facilities) to the extent of the value of the assets securing such indebtedness, and are structurally subordinated to all obligations of each of the Company’s existing and future subsidiaries that are not guarantors.

Optional Redemption –Fixed Rate Notes

At any time prior to August 15, 2009, the Company may redeem all or a part of the fixed rate notes at a redemption price equal to 100% of the principal amount of the fixed rate notes redeemed plus the greater of: (1) 1.0% of the principal amount of the fixed rate notes; and (2) the excess, if any, of (a) the present value at such redemption date of (i) the redemption price of the fixed rate notes at August 15, 2009 (as set forth in the table below), plus (ii) all required interest payments due on the fixed rate notes through August 15, 2009 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the applicable treasury rate as of such redemption date plus 50 basis points; over (b) the then outstanding principal amount of the fixed rate notes (as of, and accrued and unpaid interest and additional interest, if any, to the date of redemption), subject to the rights of holders of fixed rate notes on the relevant record date to receive interest due on the relevant interest payment date.

On and after August 15, 2009, the Company may redeem the fixed rate notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount of the fixed rate notes to be redeemed) set forth below, plus accrued and unpaid interest thereon and additional interest, if any, to the applicable redemption date, subject to the right of holders of fixed rate notes of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve month period beginning on August 15 of each of the years indicated below:

Year	Percentage
2009	104.563%
2010	102.281%
2011 and thereafter	100.000%

In addition, until August 15, 2008, the Company may, at its option, on one or more occasions redeem up to 35% of the aggregate principal amount of fixed rate notes at a redemption price equal to 109.125% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon and additional interest, if any, to the applicable redemption date, subject to the right of holders of fixed rate notes of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more equity offerings; provided that at least 50% of the sum of the aggregate principal amount of fixed rate notes originally issued under the Senior Indenture and any additional senior notes that are fixed rate notes issued under the Senior Indenture after the issue date remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 90 days of the date of closing of each such equity offering.

Optional Redemption – Floating Rate Notes

At any time prior to August 15, 2007, the Company may redeem all or a part of the floating rate notes at a redemption price equal to 100% of the principal amount of the floating rate notes redeemed plus the greater of: (1) 1.0% of the principal amount of the floating rate notes; and (2) the excess, if any, of (a) the present value at such redemption date of (i) the redemption price of the floating rate notes at August 15, 2007 (as set forth in the table below), plus (ii) all required interest payments due on the floating rate notes through August 15, 2007 (assuming that the rate of interest on the floating rate notes for the period from the redemption date through August 15, 2007 will be equal to the rate of interest on the floating rate notes in effect on the date on which the applicable notice of redemption is given) (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the applicable treasury rate as of such redemption date plus 50 basis points; over (b) the then outstanding principal amount of the floating rate notes (as of, and accrued and unpaid interest and additional interest, if any, to the date of redemption), subject to the rights of holders of floating rate notes on the relevant record date to receive interest due on the relevant interest payment date.

On and after August 15, 2007, the Company may redeem the floating rate notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount of the floating rate notes to be redeemed) set forth below, plus accrued and unpaid interest thereon and additional interest, if any, to the applicable redemption date, subject to the right of holders of floating rate notes of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve month period beginning on August 15 of each of the years indicated below:

Year	Percentage
2007	103.000%
2008	102.000%
2009	101.000%
2010 and thereafter	100.000%

In addition, until August 15, 2007, the Company may, at its option, on one or more occasions redeem up to 35% of the aggregate principal amount of floating rate notes at a redemption price equal to 100% of the aggregate principal amount thereof, plus a premium equal to the rate per annum on the floating rate notes applicable on the date on which notice of redemption is given, plus accrued and unpaid interest thereon and additional interest, if any, to the applicable redemption date, subject to the right of holders of floating rate notes of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more equity offerings; provided that at least 50% of the sum of the aggregate principal amount of floating rate notes originally issued under the Senior Indenture and any additional senior notes that are floating rate notes issued under the Senior Indenture after the issue date remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 90 days of the date of closing of each such equity offering.

Change of Control

Upon the occurrence of a change of control, which is defined in the Senior Indenture, each holder of the senior notes has the right to require the Company to repurchase some or all of such holder’s senior notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date.

Covenants

The Senior Indenture contains covenants limiting, among other things, the Company’s ability and the ability of its restricted subsidiaries to:

•	incur additional indebtedness or issue certain preferred shares;

•	pay dividends on or make distributions in respect of the Company’s capital stock or make other restricted payments;

•	make certain investments;

•	sell certain assets;

•	create liens on certain assets to secure debt;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of the Company’s assets;

•	make certain investments;

•	enter into certain transactions with affiliates; and

•	designate the Company’s subsidiaries as unrestricted subsidiaries.

Events of Default

The Senior Indenture also provides for events of default which, if any of them occurs, would permit or require the principal of and accrued interest on such senior notes to become or to be declared due and payable.

4. Senior Subordinated Indenture and Subordinated Notes due 2015

General

On August 11, 2005, the Company issued $1,000.0 million aggregate principal amount of 10¼% senior subordinated notes (the “senior subordinated notes”) that mature on August 15, 2015 pursuant to an indenture, dated as of August 11, 2005 (the “Senior Subordinated Indenture”), among Solar Capital, the Company, the guarantors party thereto and The Bank of New York, as trustee. The following is a brief description of the terms of the senior subordinated notes and the Senior Subordinated Indenture.

Ranking

The senior subordinated notes are the Company’s unsecured senior subordinated obligations and are subordinated in right of payment to all of the Company’s existing and future senior indebtedness; rank equally in right of payment to all of the Company’s existing and future senior subordinated indebtedness; and are effectively subordinated in right of payment to the Company’s secured indebtedness (including obligations under the senior credit facilities) to the extent of the value of the assets securing such indebtedness, and are structurally subordinated to all obligations of each of the Company’s existing and future subsidiaries that are not guarantors.

Optional Redemption

At any time prior to August 15, 2010, the Company may redeem all or a part of the senior subordinated notes at a redemption price equal to 100% of the principal amount of the senior subordinated notes redeemed plus the greater of: (1) 1.0% of the principal amount of the senior subordinated notes; and (2) the excess, if any, of (a) the present value at such redemption date of (i) the redemption price of the senior subordinated notes at August 15, 2010 (as set forth in the table below), plus (ii) all required interest payments due on the senior subordinated notes through August 15, 2010 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the applicable treasury rate as of such redemption date plus 50 basis points; over (b) the then outstanding principal amount of the senior subordinated notes (as of, and accrued and unpaid interest and additional interest, if any, to the date of redemption), subject to the rights of holders of senior subordinated notes on the relevant record date to receive interest due on the relevant interest payment date.

On and after August 15, 2010, the Company may redeem the senior subordinated notes, in whole or in part, at the redemption prices (expressed as percentages of principal amount of the senior subordinated notes to be redeemed) set forth below, plus accrued and unpaid interest thereon and additional interest, if any, to the applicable redemption date, subject to the right of holders of senior subordinated notes of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve month period beginning on August 15 of each of the years indicated below:

Year	Percentage
2010	105.125%
2011	103.417%
2012	101.708%
2013 and thereafter	100.000%

In addition, until August 15, 2008, the Company may, at its option, on one or more occasions redeem up to 35% of the aggregate principal amount of senior subordinated notes at a redemption price equal to 110.25% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon and additional interest, if any, to the applicable redemption date, subject to the right of holders of senior subordinated notes of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more equity offerings; provided that at least 50% of the sum of the aggregate principal amount of senior subordinated notes originally issued under the Senior Subordinated Indenture and any additional senior subordinated notes that are senior subordinated notes issued under the Senior Subordinated Indenture after the issue date remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 90 days of the date of closing of each such equity offering.

Change of Control

Upon the occurrence of a change of control, which is defined in the Senior Subordinated Indenture, each holder of the senior subordinated notes has the right to require the Company to repurchase some or all of such holder’s senior subordinated notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date.

Covenants

The Senior Subordinated Indenture contains covenants limiting, among other things, the Company’s ability and the ability of its restricted subsidiaries to:

•	incur additional indebtedness or issue certain preferred shares;

•	pay dividends on or make distributions in respect of the Company’s capital stock or make other restricted payments;

•	make certain investments;

•	sell certain assets;

•	create liens on certain assets to secure debt;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of the Company’s assets;

•	make certain investments;

•	enter into certain transactions with affiliates; and

•	designate the Company’s subsidiaries as unrestricted subsidiaries.

Events of Default

The Senior Subordinated Indenture also provides for events of default which, if any of them occurs, would permit or require the principal of and accrued interest on such senior subordinated notes to become or to be declared due and payable.

5. Registration Rights Agreements

On August 11, 2005, the Company entered into registration rights agreements with respect to the senior notes and the senior subordinated notes described above. In the registration rights agreements, the Company has agreed that it will use its reasonable best efforts to register with the Securities and Exchange Commission notes having substantially identical terms as the fixed rate notes, notes having substantially identical terms as the floating rate notes and notes having substantially identical terms as the senior subordinated notes as part of offers to exchange freely tradable exchange notes for each such series of notes.

The Company is required to use its reasonable best efforts to cause each exchange offer to be completed or, if required, to have one or more shelf registration statements declared effective, within 360 days after the issue date of each of the senior notes and the senior subordinated notes.

If the Company fails to meet this target (a “registration default”), the annual interest rate on the applicable series of notes will increase by 0.25%. The annual interest rate on the applicable series of notes will increase by an additional 0.25% for each subsequent 90-day period during which the registration default continues, up to a maximum additional interest rate of 1.0% per year over the applicable interest rate described above. If the registration default is corrected, the applicable interest rate on such notes will revert to the original level.

6. Employment Agreements

As of August 11, 2005, the Company entered into definitive employment agreements with each of James E. Ashton III, Donald W. Birdwell, Robert F. Clark, Cristóbal Conde, T. Ray Davis, Harold C. Finders, Theodore J. Gaasche, Till M. Guldimann, Ronald M. Lang, John E. McArdle, Jr., Michael K. Muratore, Donald O’Brien, Brian Robins, Michael J. Ruane, Victoria E. Silbey, James C. Simmons, Richard C. Tarbox, Keith Tilley and Rick Toler. The terms include the following:

•	A term through December 31, 2010, with one-year renewals automatically effective one year before expiration, unless terminated on one year’s advance notice;

•	The same base salary as that payable by the Company prior to the Merger, subject to annual adjustments, if any, made by the board of directors, in consultation with the chief executive officer;

•	The opportunity to earn an annual cash bonus provided that the aggregate bonus opportunity for the senior management as a group will be consistent with that provided by the Company to executives as a group prior to the Merger, although the board of directors may re-align the performance metrics and other terms in consultation with the chief executive officer;

•	Employee benefits consistent with those provided by the Company to executives prior to the Merger;

•	Participation in the option plan of SunGard Capital Corp. and SunGard Capital Corp. II;

•	The right to receive certain severance payments and benefits, including upon a termination without “cause,” a resignation for “good reason” or a change in control, consistent with the severance payments and benefits provided for under the executive change in control agreement with the Company in effect prior to the Merger;

•	Certain restrictive covenants (noncompetition, confidentiality and nonsolicitation) that are consistent with those to which the executive is subject under his or her change in control agreement with the Company in effect prior to the Merger; and

•	An agreement to cooperate with the Company to resolve any issues that arise under Section 280G or 409A of the Internal Revenue Code. To the extent such issues cannot be resolved, the executive will be entitled under certain circumstances to gross-up payments for excise taxes, if any, imposed under Section 4999 of the Internal Revenue Code on the senior management participant as a result of the Merger or any subsequent change in control of the Company and/or under Section 409A of the Internal Revenue Code.

7. Stockholders’ Agreements

In anticipation of the Transactions, investment funds associated with or designated by the Sponsors, and certain other institutional equity co-investors, acquired shares of capital stock of SunGard Capital Corp. and SunGard Capital Corp. II, two of the Company’s parent companies. Simultaneous with the closing of that acquisition, these stockholders, the entities which are now the Company’s parent companies and Solar Capital entered into certain stockholders’ agreements. By virtue of the Company’s status as the successor entity to Solar Capital, upon the consummation of the Merger on August 11, 2005, the Company became party to these agreements. The stockholders’ agreements contain agreements among the parties with respect to the election of the Company’s directors and the directors of the Company’s parent companies, restrictions on the issuance or transfer of shares, including tag-along rights and drag-along rights, other special corporate governance provisions (including the right to approve various corporate actions), registration rights (including customary indemnification provisions) and call options. The management participants who acquire shares of, or options to purchase, capital stock of the Company’s parent companies are also party to one or more of these agreements.

8. Sponsor Management Agreement

On August 11, 2005, upon completion of the Transactions, the Company and its parent companies entered into a management agreement with affiliates of each of the Sponsors pursuant to which such entities or their affiliates will provide management services. Under the management agreement, affiliates of the Sponsors receive an aggregate annual management fee equal to 1% of the Company’s “EBITDA”, as defined in the Senior Indenture (but assuming the management fee had not been paid for purposes of such calculation), and reimbursement for out-of-pocket expenses incurred by them or their affiliates in connection with the Transactions prior to the closing date and in connection with the provision of services pursuant to the agreement. In the event that the management agreement is terminated by the Sponsors or the Company and its parent companies, the Sponsors will receive a lump sum payment equal to the present value of the annual management fees that would have been payable for the remainder of the term of the management agreement. The initial term of the management agreement is ten years, and it extends annually for one year unless the Sponsors or the Company and its parent companies provide notice to the other. In addition, pursuant to the management agreement, affiliates of the Sponsors also receive aggregate transaction fees of approximately $95.0 million in connection with services provided by such entities related to the Transactions. Finally, the management agreement provides that affiliates of the Sponsors will be entitled to receive a fee equal to 1% of the gross transaction value in connection with certain subsequent financing, acquisition, disposition and change of control transactions. The management agreement includes customary exculpation and indemnification provisions in favor of the Sponsors and their affiliates.

Item 1.02 Termination of a Material Definitive Agreement.

1. Equity Incentive Plans

On August 11, 2005, in connection with the Merger, the Company terminated each of its 1986 Stock Option Plan, as amended, Amended and Restated 1994 Equity Incentive Plan, Amended and Restated 1996 Equity Incentive Plan, Amended and Restated 1998 Equity Incentive Plan, Amended and Restated 2000 Equity Incentive Plan and Amended and Restated 2002 Equity Incentive Plan (collectively, the “Equity Incentive Plans”). Under the Equity Incentive Plans, awards or options to purchase shares of the Company’s common stock, par value $0.01 per share (the “Company Common Stock”), were granted to key employees and outside directors of the Company. Such options were either incentive stock options or nonqualified stock options, and the option price generally was at least equal to the fair value of the Company Common Stock on the date of grant. Generally, options were granted for a ten–year term and were subject to a four– or five–year vesting schedule.

2. Restricted Stock Award Plan for Outside Directors

On August 11, 2005, in connection with the Merger, the Company terminated its Restricted Stock Award Plan for Outside Directors. Under the Restricted Stock Award Plan for Outside Directors, each independent director automatically received an initial five-year restricted stock award when first elected to the board of directors, and automatically received additional awards upon reelection as an outside director every fifth year thereafter. Each five-year award was for a number of shares equal to the result of dividing $500,000 by the closing price of the Company Common Stock on the date of grant. The shares awarded were subject to transfer restrictions until they vested, at the rate of 20% per year, on the dates of the Company’s next five annual meetings after the date of grant. If an outside director died or was permanently disabled, or if a change in control of the Company occurred, then all remaining unvested shares immediately vested. If an outside director’s directorship terminated for any other reason, then all remaining unvested shares were forfeited. In accordance with the foregoing provisions, all restricted shares held by directors of the Company under the Restricted Stock Award Plan for Outside Directors became fully vested and unrestricted as a result of the Merger.

3. Five–Year Credit Agreement

On August 11, 2005, in connection with the Merger, the Five–Year Credit Agreement, dated as of January 9, 2004, among the Company, certain banks and other financial institutions, JPMorgan Chase Bank, as Administrative Agent, J.P. Morgan Europe Limited, as London Agent, Wachovia Bank, N.A., as Syndication Agent, and ABN Amro Bank, N.V., Bank of America, N.A. and Citibank, N.A., as Co–Documentation Agents (the “Five-Year Credit Agreement”), was terminated. The Five-Year Credit Agreement was a $600 million senior unsecured revolving credit facility which permitted borrowings in British pounds, euros or U.S. dollars. The Five-Year Credit Agreement was scheduled to expire on January 8, 2009. There were no outstanding amounts under the Five-Year Credit Agreement at August 11, 2005. Under the Five-Year Credit Agreement, the Company was permitted to designate borrowings as base–rate borrowings or LIBOR borrowings. Base–rate borrowings accrued interest generally at the prime rate plus a margin, while LIBOR borrowings accrued interest at a rate equal to LIBOR plus a margin, depending upon the Company’s credit rating at the time of the borrowing. The interest rate on base–rate borrowings was reset daily, while the interest rate on LIBOR borrowings was fixed for one–, two–, three– or six–month periods at the Company’s option. In order to remain eligible to borrow under the Five-Year Credit Agreement, the Company was required to maintain an interest coverage ratio of at least four to one, and maximum total debt of two and one–half times the Company’s earnings before interest, taxes, depreciation and amortization.

Section 2 – Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Sections 1, 2, 3 and 4 of Item 1.01 are incorporated by reference into this Item 2.03.

Section 3 – Securities and Trading Markets

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In connection with the closing of the Merger, the Company notified the New York Stock Exchange (the “NYSE”) on August 11, 2005 that each share of

Company Common Stock was canceled and automatically converted into the right to receive $36.00 in cash, without interest, and requested that the NYSE file with the Securities and Exchange Commission an application on Form 25 to report that the shares of Company Common Stock are no longer listed on the NYSE.

Item 3.03 Material Modification to Rights of Security Holders.

Pursuant to the Merger Agreement, each share of Company Common Stock issued and outstanding immediately prior to the effective time of the Merger was canceled and automatically converted into the right to receive $36.00 in cash, without interest.

Section 5 – Corporate Governance and Management

Item 5.01 Changes in Control of Registrant.

On August 11, 2005, pursuant to the terms of the Merger Agreement, the Sponsors consummated the acquisition of the Company through the Merger of Solar Capital with and into the Company. The Company was the surviving corporation in the Merger. As a result of the Merger, the Company is 100% owned by SunGard Holdco LLC, a Delaware limited liability company. SunGard Holdco LLC is held indirectly by funds advised by the Sponsors, certain other investors and certain members of management of the Company or its subsidiaries.

The aggregate purchase price paid for all of the shares of Company Common Stock and options to purchase shares of Company Common Stock in the Merger was approximately $11 billion. There was also an additional approximately $400 million in related fees and expenses paid in connection with the Merger and the financing arrangements described in Item 1.01 above. The aggregate purchase price and related fees and expenses were funded by the new credit facilities and private offerings of debt securities described in Item 1.01 above, as well as by equity financing from the Sponsors and certain other investors and managers of the Company who coinvest with the Sponsors in the equity of the parent companies of the Company.

Pursuant to the stockholders’ agreements described in Section 7 of Item 1.01 and other governing documents, the funds affiliated with each Sponsor have the right to designate one of the Company’s directors and one of the directors of each of the Company’s parent companies.

A copy of the press release issued by the Company on August 11, 2005 announcing the consummation of the Merger is attached as an exhibit hereto and is incorporated herein by reference.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

In connection with the Merger, each of Gregory S. Bentley, Michael C. Brooks, Cristóbal Conde, Ramon de Oliveira, Henry C. Duques, Albert A. Eisenstat, Bernard Goldstein, Janet Brutschea Haugen, Robert E. King, James L. Mann and Malcolm I. Ruddock voluntarily resigned from the board of directors of the Company on August 11, 2005.

Following such resignations, 8 new directors were elected to the Company’s board of directors: Chinh E. Chu, a senior managing director of The Blackstone Group, John Connaughton, a managing director of Bain Capital, LLC, James H. Greene, Jr., a member of Kohlberg Kravis Roberts & Co., Glenn H. Hutchins, a managing director of Silver Lake Partners, John Marren, a senior partner of the Texas Pacific Group, Sanjeev Mehra, a managing director in the Merchant Banking Division of Goldman, Sachs & Co., Julie Richardson, a managing director of Providence Equity Partners and Cristóbal Conde, chief executive officer and president of the Company.

In connection with the election of the new directors to the Company’s board of directors, the following board committees were formed: an Audit Committee whose members include Chinh Chu, John Connaughton and John Marren; a Compensation Committee whose members include Chinh Chu, John Connaughton, James H. Greene, Jr. and John Marren; an Executive Committee whose members include Chinh Chu, John Connaughton, James H. Greene, Jr., Glenn Hutchins and John Marren; a Data Center Oversight Committee whose members include James H. Greene, Jr., Sanjeev Mehra and Julie Richardson and a Nominating and Corporate Governance Committee whose members include Glenn Hutchins, Sanjeev Mehra and Julie Richardson.

As a result of their respective positions with each of the Sponsors, one or more of Chinh E. Chu, John Connaughton, James H. Greene, Jr., Glenn H. Hutchins, John Marren, Sanjeev Mehra and Julie Richardson may be deemed to have an indirect material interest in the Sponsor Management Agreement entered into by the Company, its parent companies and affiliates of each of the Sponsors on August 11, 2005. Accordingly, the information set forth in Section 8 of Item 1.01 is incorporated by reference into this Item 5.02.

As of August 11, 2005, in connection with the Merger, the Company entered into a definitive employment agreement with Cristóbal Conde. The information set forth in Section 6 of Item 1.01 is incorporated by reference into this Item 5.02.

Pursuant to the stockholders’ agreements described in Section 7 of Item 1.01 and other governing documents, the funds affiliated with each Sponsor have the right to designate one of the Company’s directors and one of the directors of each of the Company’s parent companies.

In connection with the Merger, James L. Mann will no longer serve as chairman of the board of directors of the Company.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

99.1	Press Release, dated August 11, 2005, of SunGard Data Systems Inc., announcing the consummation of its merger with Solar Capital Corp.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNGARD DATA SYSTEMS INC.
(Registrant)

By:	/s/ Michael J. Ruane
Name:	Michael J. Ruane
Title:	Senior Vice President-Finance and Chief Financial Officer

Date: August 17, 2005

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated August 11, 2005, of SunGard Data Systems Inc., announcing the consummation of its merger with Solar Capital Corp.